Exhibit 99.1

2010 Segment Guidance

In millions of dollars	Electronic Payment Processing		Web Hosting		Small Business Finance		All Other		Corporate Activities
	Low	High	Low	High	Low	High	Low	High	Low	High
2010 Full Year
Revenue	76.6	78.8	19.2	20.2	9.4	11.5	1.2	1.5	1.4	1.4
Pretax Net Income (Loss)	4.1	5.0	4.0	5.0	1.0	3.0	(1.1)	(0.8)	(7.9)	(7.6)

Interest Expense	—	—	0.1	0.1	1.0	1.0	—	—	—	—
Depreciation and Amortization	1.5	1.5	2.1	2.1	0.8	0.8	0.1	0.1	0.4	0.4

EBITDA	5.6	6.5	6.2	7.2	2.8	4.8	(1.0)	(0.7)	(7.4)	(7.1)

	Total Business Segments		CAPCO Segment		Intercompany Eliminations	Total
	Low	High	Low	High		Low	High
2010 Full Year
Revenue	107.8	113.4	3.9	3.9	(1.5)	110.2	115.8
Pretax Net Income	0.2	4.6	(2.6)	(2.3)	—	(2.4)	2.3

*	Note: totals may not add due to rounding

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